Exhibit 99.1

U.S. Federal Income Tax Consequences

The following is a general discussion of certain anticipated material U.S. federal income tax consequences of the special distribution to U.S. holders (as defined below) of common stock of iStar Inc., or "iStar," that receive shares of common stock of Safehold Inc., or "Safe," in the special distribution. For purposes of this section, references to "we," "our," "us" or "our company" mean only iStar, and not any subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, or the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the U.S. Internal Revenue Service, or the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

●	U.S. expatriates;

●	persons who mark-to-market our common stock;

●	subchapter S corporations;

●	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

●	financial institutions;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies, or RICs;

●	trusts and estates;

●	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

●	persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons holding their interest through a partnership or similar pass-through entity;

●	persons holding a 5% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

●	non-U.S. holders; and

●	tax-exempt organizations.

This summary does not consider the effect of (a) any U.S. federal non-income tax laws, (b) any applicable state, local, or non-U.S. tax laws, or (c) the Medicare contribution tax on net investment income or the alternative minimum tax. Further, this summary assumes that stockholders hold Star common stock and will hold Safe common stock as capital assets, which generally means as property held for investment.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of iStar common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds iStar common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds iStar common stock, and any partners in such partnership should consult their own independent tax advisors regarding the tax consequences of the special distribution to their specific circumstances.

Determining the actual tax consequences of the special distribution to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the special distribution in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

For U.S. federal income tax purposes, the special distribution will not qualify for treatment as a tax-free distribution by iStar with respect to its common stock. Accordingly, the special distribution will be treated as a taxable distribution by iStar to each U.S. holder of iStar common stock in an amount equal to the fair market value on the distribution date of the Safe common stock (including fractional shares for which a U.S. holder receives cash) received by such stockholder (the "special distribution amount").

The special distribution amount received by a U.S. holder will generally be treated as a taxable dividend to the extent of such U.S. holder's ratable share of any current or accumulated earnings and profits of iStar (including gain recognized by iStar in connection with the special distribution). As a result of the sale of iStar’s Net Lease assets, iStar expects to recognize a net capital gain in excess of the amount of the special distribution and expects to designate the entire distribution as a capital gain distribution. The final determination of earnings and profits and the amount of the capital gain distribution will be made following the December 31, 2022 close of iStar’s taxable year. iStar will not be able to advise holders of the amount of earnings and profits of iStar until after the end of the calendar year in which the special distribution occurs. The special distribution may cause iStar to recognize gain on the excess of the amount of the distribution over the adjusted tax basis of the shares in Safe common stock distributed, but any losses on such distributed Safe common stock will not be recognized.

To the extent that the special distribution amount received by a U.S. holder exceeds such U.S. holder's ratable share of iStar's current and accumulated earnings and profits (as determined under U.S. federal income tax principles), any such excess will generally be treated as a return of capital and will not be taxable to a U.S. holder to the extent of such U.S. holder's adjusted tax basis in its iStar common stock. Any portion of the special distribution amount that is treated as a nontaxable return of capital will reduce the adjusted tax basis of the U.S. holder's iStar shares.

To the extent that any such excess portion of the special distribution amount received by a U.S. holder exceeds such U.S. holder's adjusted tax basis in its iStar shares, such excess will be treated as capital gain recognized on a sale or exchange of such iStar shares. Any such gain will be long-term capital gain if the U.S. holder's holding period for the iStar shares exceeds one year, or short-term capital gain if the U.S. holder's shares of iStar common stock have been held for one year or less.

A U.S. holder's tax basis in the Safe common stock received in the special distribution (including any fractional shares deemed to be received) generally will equal the fair market value of those shares on the distribution date, and a U.S. holder's holding period for those shares will begin the day after the distribution date. Although iStar will ascribe a value to the Safe common stock it distributes in the special distribution for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to those shares, particularly if Safe common stock trades at prices significantly above the value ascribed to those shares by iStar in the period following the special distribution. Such a higher valuation may cause a U.S. holder to recognize additional dividend or capital gain income or may cause a larger reduction in the tax basis of a U.S. holder's shares of iStar common stock.

Cash in Lieu of Fractional Safe Shares

Any cash received by a U.S. holder in lieu of a fractional share of Safe common stock should be treated as if such fractional share had been (i) received by the U.S. holder as part of the special distribution and then (ii) sold by such U.S. holder for the amount of cash received. Because the basis of the fractional share deemed received by a U.S. holder in the special distribution will equal the fair market value of such fractional share on the distribution date, a stockholder of iStar generally should not recognize additional gain or loss on the transaction described in (ii) of the preceding sentence unless the fractional share is sold at a price different from its fair market value on the distribution date.

Backup Withholding and Information Reporting

The distribution of shares of Safe common stock and any payment of cash to a U.S. holder of iStar common stock in lieu of fractional share of Safe common stock may be subject to information reporting and backup withholding (currently at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder's correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Similarly, a non-U.S. holder of iStar common stock could be subject to backup withholding unless the non-U.S. holder provides a certification of its foreign status on a duly executed applicable IRS Form W-8 or by otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited or refunded against a U.S. holder's federal income tax liability, if any, provided that the required information is timely supplied to the IRS.

Taxation of Non-U.S. Holders

iStar or another applicable withholding agent may be required to withhold at the applicable rate on all or a portion of the special distribution amount payable to non-U.S. stockholders, and any such withholding would be satisfied by iStar or the other applicable withholding agent withholding and selling a portion of the Safe common stock otherwise distributable to such non-U.S. stockholder.

iStar or other applicable withholding agent generally will be required to withhold 30% on the portion of the special distribution amount to non-U.S. holders is that treated as a dividend for U.S. federal income tax purposes, unless an applicable tax treaty reduces or eliminates that tax. However, if such non-U.S. holder holds its investment in iStar stock in connection with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation). iStar or other applicable withholding agent expects to withhold U.S. income tax at the rate of 30% on the special distribution of shares of Safe common stock made to a non-U.S. holder unless: (1) a lower treaty rate applies and any required form, such as an IRS Form W-8BEN, evidencing eligibility for that reduced rate has been provided by the non-U.S. holder; or (2) the non-U.S. holder has provided iStar or other applicable withholding agent with an IRS Form W-8ECI certifying that the special distribution is effectively connected income.

Any portion of the special distribution amount that is in excess of iStar's current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such portion does not exceed the adjusted basis of the U.S. holder's iStar stock, but rather will reduce the adjusted basis of such shares. To the extent that the special distribution amount that is in excess of current and accumulated earnings and profits exceeds the adjusted basis of the non-U.S. holder's iStar stock, such amount will give rise to tax liability if the non-U.S. holder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described above. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire special distribution amount generally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that the special distribution was, in fact, in excess of iStar's current and accumulated earnings and profits. All or a portion of the distribution could be designated as a capital gain dividend and could be considered attributable to the sale or other disposition of U.S. real property interests by iStar, in which case certain additional taxes could apply under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, to any non-U.S. holder that has held or has been attributed 10% or more of iStar stock during the year preceding the distribution. However, a non-U.S. holder that has held, directly or applying certain attribution rules, 10% or less of the common stock of iStar generally is not expected to be subject to U.S. federal income tax under FIRPTA on the special distribution of Safe common stock, provided that certain applicable holding periods are satisfied.

Non-U.S. holders should speak to their own tax advisors regarding the U.S. federal income tax consequences of the receipt of the special distribution.

This preceding discussion does not purport to be a complete analysis or discussion of all of the potential tax consequences of the special distribution. Determining the actual tax consequences of the special distribution to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the special distribution in your particular circumstances, including (i) the amount of income, if any, that you could recognize in connection with the special distribution to the extent that the value of the Safe common stock on the distribution date exceeds that amount required to be treated as a taxable dividend and (ii) the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.